                                                                      Exhibit 11

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Post-Effective Amendment No. 14 to the Registration Statement under the Securities Act of 1933 on Form N-1A (File No. 2-94841) of our report dated February 9, 1998 of our audit of the financial statements and financial highlights of Warburg, Pincus New York Tax Exempt Fund, Inc.(formerly Counsellors New York Tax Exempt Fund, Inc.), which report is included in the Annual Report to Shareholders for the period ended December 31, 1997. We also consent to the reference to our Firm under the caption "Financial Highlights" in the Prospectus and under the caption "Independent Accountants and Counsel" in the Statement of Additional Information.



/s/Coopers & Lybrand L.L.P.
---------------------------
   COOPERS & LYBRAND L.L.P.



2400 Eleven Penn Center
Philadelphia, Pennsylvania
April 24, 1998